CREDIT AGREEMENT

BETWEEN

NEWCOR, INC.

AND ITS SUBSIDIARIES

AND

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS,

Individually and as Agent for NATIONAL CITY BANK

Dated as of February 20, 2004

i

	(h) Fees and Expenses	20
	(i) Collateral Access Agreements	20
	(j) Commitment Fees	20
	(k) Additional Matters	20
4.2	Conditions to All Extensions of Credit	20
	(a) Representations and Warranties	20
	(b) No Default or Event of Default	21
	(c) Additional Conditions to Revolving Credit Loans	21
	(d) Additional Conditions to Letters of Credit	21

SECTION 5. REPRESENTATIONS AND WARRANTIES		21
5.1	Financial Statements	21
5.2	Ownership and Condition of Properties; Liens and Encumbrances	21
5.3	Corporate Existence; Compliance with Law	22
5.4	Corporate Power; Authorization; Enforceable Obligations	22
5.5	No Legal Bar; No Default	22
5.6	No Material Litigation	22
5.7	Investment Company Act	22
5.8	Federal Regulations	22
5.9	ERISA	23
5.10	Environmental Matters	23
5.11	Use of Proceeds	24
5.12	Subsidiaries	24
5.13	Taxes	24
5.14	Solvency	24
5.15	Accuracy of Information	24
5.16	Integrated Operations	24
5.17	Restructuring	25

SECTION 6. AFFIRMATIVE COVENANTS		25
6.1	Financial Reports	25
	(a) Annual Requirements	25
	(b) Quarterly Requirements	26
6.2	Payment of Obligations	26
6.3	Conduct of Business and Maintenance of Existence	26
6.4	Maintenance of Property; Insurance	27
6.5	Inspection of Property; Books and Records; Discussions	27
6.6	Notices	27
6.7	Environmental Laws	27
6.8	Financial Covenant - Minimum Consolidated Net Worth	28
6.9	Additional Guarantors	28
6.10	Bank Accounts	29

SECTION 7. NEGATIVE COVENANTS		29
7.1	Indebtedness	29
7.2	Liens	29
7.3	Nature of Business	30
7.4	Consolidation, Merger Sale or Purchase of Assets, Etc.	30
7.5	Advances, Investments and Loans	30
7.6	Guaranty Obligations	30
7.7	Transactions with Affiliates	30

7.8	Ownership of Subsidiaries	31
7.9	Fiscal Year	31
7.10	Dividends and Redemptions	31
7.11	Newcor Foreign Sales	31
7.12	Capital Expenditures	31

SECTION 8. EVENTS OF DEFAULT; ACCELERATION; ETC		31
8.1	Events of Default	31
8.2	Termination of Commitments	33
8.3	Remedies	33
8.4	Distribution of Collateral Proceeds	34

SECTION 9. MISCELLANEOUS		34
9.1	Amendments, Waivers and Release of Collateral	34
9.2	Notices	35
9.3	No Waiver; Cumulative Remedies	35
9.4	Survival of Representations and Warranties	35
9.5	Payment of Expenses and Taxes	35
9.6	Successors and Assigns; Participations	36
9.7	Set-off	36
9.8	Confidentiality	37
9.9	Table of Contents and Section Headings	37
9.10	Counterparts	37
9.11	Severability	37
9.12	Integration	37
9.13	Governing Law	37
9.14	Consent to Jurisdiction and Venue	37
9.15	Acknowledgments	38
9.16	Waivers of Jury Trial	38
9.17	Limitation of Liability	38

LIST OF EXHIBITS

Form of Revolving Credit Loan LIBOR Note	A

Form of Letter of Credit Advance Request	B

Form of Joinder Agreement	C

Form of Officer’s Certificate	D

Form of Quarterly Covenant Compliance Certificate	E
LIST OF SCHEDULES

Permitted Investments	l.l(b)

Liens	7.1(b)

Condition of Properties - Exceptions	5.2

Material Litigation	5.6

Environmental Matters	5.10

List of Subsidiaries	5.12

Permitted Transactions with Related Parties	7.7

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 20, 2004 (the “Credit Agreement”), is by and among NEWCOR, INC., a Delaware corporation (“Borrower”), the other parties identified on the signature pages hereto as Guarantors and such other parties as may from time to time become a party hereto (“Guarantors”), and NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, a national banking association, Individually and as agent for NATIONAL CITY BANK, a national banking association (“Lender”).

W I T N E S S E T H :

WHEREAS, Borrower and Guarantors have requested that Lender provide certain credit facilities for the purposes hereinafter set forth; and

WHEREAS, Lender has agreed to make the requested credit facilities available to Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.1 Definitions. As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Accounts” As defined in the Uniform Commercial Code.

“Additional Guarantor” means each Person that becomes a Guarantor after the Closing Date by execution of a Joinder Agreement in accordance with Section 6.9.

“Advance” As defined in the Revolving Credit Loan Note.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the equity interest in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Interest Addition” As defined in the Note.

“Borrower” means Newcor, Inc., a Delaware corporation, the owner of one hundred percent (100%) of all outstanding stock of each of the Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Wisconsin, Illinois or Michigan are closed.

“Capital Expenditures” means all expenditures which in accordance with GAAP would be classified as capital expenditures, including, without limitation, Capital Lease Obligations.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligation” means, as of any Test Date, the obligations under a Capital Lease as of such Test Date determined in accordance with GAAP.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-l or the equivalent thereof or from Moody’s is at least P-l or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-l (or the equivalent thereof) or better by S&P or P-l (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating of at least Aa-3 or AA- by Moody’s or S&P, respectively, (f) investments in municipal auction preferred stock (i) rated AAA or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s and (ii) with dividends that reset at least once every 365 days and (g) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (f).

“Change of Control” means (x) the failure of EXX, Inc. and its Affiliates to own in the aggregate fifty-one percent (51%) of the voting power of the total outstanding voting stock of Borrower or (y) a Change of Control as defined in the Senior Notes Indenture.

“Closing Date” means the date on which all of the conditions set forth in Section 4.1 have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” As defined in Section 2.4.

“Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to Lender from any lessor of premises to any Operating Credit Party, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority secured interest of Lender in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Lender access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Lender’s rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Lender and agrees to follow all instructions of Lender with respect thereto.

“Commitment(s)” means the Revolving Credit Loan Commitment and the Letter of Credit Commitment, individually or collectively, as appropriate.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes Borrower and which is treated as a single employer under Section 414 of the Code.

“Consolidated EBITDA” means, for each Test Period, the aggregate of (i) the sum of Consolidated Net Income plus (x) Consolidated Interest Expense and (y) all provisions for Income Taxes, depreciation and amortization for the Consolidated Group on a consolidated basis, for such Test Period, determined in each case in accordance with GAAP applied on a consistent basis.

“Consolidated Group” means Borrower and the Consolidated Subsidiaries.

“Consolidated Interest Expense” means, for each Test Period, all interest expense and the interest component under Capital Leases for Borrower and its Subsidiaries on a consolidated basis, for such Test Period, determined in accordance with GAAP applied on a consistent basis.

“Consolidated Leverage Ratio” means, for each Test Date, the ratio of (i) Consolidated Senior Debt as of such Test Date to (ii) Consolidated EBITDA for the Test Period ending on such Test Date.

“Consolidated Net Income” means, for each Test Period, the net income of the Consolidated Group on a consolidated basis for such Test Period determined in accordance with GAAP applied on a consistent basis.

“Consolidated Senior Debt” means, for each Test Date, Senior Debt of the Consolidated Group on a consolidated basis as of such Test Date in accordance with GAAP applied on a consistent basis.

“Consolidated Subsidiaries” means, at any time, all Subsidiaries whose financial statements are consolidated with those of Borrower in accordance with GAAP.

“Consolidated Net Worth” means, for each Test Date, Consolidated Total Assets as of such Test Date, less the sum of the following as of such Test Date:

(i) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the Closing Date,

(ii) Consolidated Total Liabilities, and

(iii) all Indebtedness owing to EXX, Inc. or any of its Affiliates.

“Consolidated Total Assets” means, for each Test Date, all Assets of the Consolidated Group on a consolidated basis as of such Test Date as determined in accordance with GAAP applied on a consistent basis.

“Consolidated Total Liabilities” means, for each Test Date, all Liabilities of the Consolidated Group on a consolidated basis as of such Test Date determined in accordance with GAAP applied on a consistent basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Subsidiaries” means Subsidiaries with respect to which Borrower has, directly or indirectly through a Subsidiary, voting control for all purposes.

“Credit Documents” means this Credit Agreement, the Note, the Master Guaranty, any Joinder Agreement, the Security Documents, any LOC Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means, individually, Borrower, each Guarantor and any Additional Guarantor.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority (or other Requirement of Law including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” As defined in Section 8.1.

“Effective Date” means the date as of which all parties hereto have executed this Credit Agreement.

“Existing Letter of Credit” means the outstanding Irrevocable Standby Letter of Credit No. SLC 008660 issued by Lender for the account of Borrower of the Bureau of Workers’ Disability Compensation as beneficiary in the aggregate face amount of $700,000.00.

“Existing Reimbursement Obligations” means the reimbursement obligations of Borrower to Lender under that certain Reimbursement Agreement dated as of February 21, 2003, relating to the Existing Letter of Credit.

“Extension of Credit” means the extension by Lender of any Loans, Letters of Credit or other extensions of credit to or on behalf of the Borrower and/or the Guarantors under this Credit Agreement.

“Fee” means any fee payable to Lender pursuant to this Agreement.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Foreign Exchange Obligations” means all amounts owed by Borrower and any Guarantor to Lender arising from any Foreign Exchange Transactions.

“Foreign Exchange Transaction” means any spot or forward contract for purchase or sale of any foreign currency placed by Borrower for itself or any Guarantor with the International Division of Lender.

“GAAP” means generally accepted accounting principles in effect in the United States of America applied on a consistent basis.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means each Guarantor executing this Agreement and each Additional Guarantor which has executed a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty” means a Master Guaranty, in the form acceptable to Lender, dated as of the Closing Date, executed and delivered by all of the Guarantors in accordance with the provisions of Section 2.6.

“Guaranty Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Income Taxes” means federal, state, local and any other taxes based on income.

“Indebtedness” means, of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than trade liabilities incurred in the ordinary course of business and not restructured thereafter for credit reasons, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all Capital Lease Obligations of such Person, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (g) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (h) all Guaranty Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder to the extent not theretofore reimbursed, (k) all preferred stock issued by such Person and required by the terms thereto to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (l) all other obligations which would be shown as a liability on the balance sheet of such Person, and (m) the outstanding balance of the purchase price of uncollected accounts receivable of such Person subject at such time to a sale of receivables or other similar transaction, regardless of whether such transaction is effected without recourse to such Person or in a manner which would not be reflected on the balance sheet of such Person in accordance with GAAP; but specifically excluding from the foregoing (x) trade payables, (y) obligations for advances by customers for the purchase of goods or services from any of Borrower and its Subsidiaries, and (z) other obligations, expenses and reserves (whether classified as long-term or short-term) arising or incurred in the ordinary course of business. For purposes hereof, Indebtedness shall include Indebtedness of any partnership in which such Person is a general partner (except for any such Indebtedness with respect to which the holder is limited to the assets of such partnership or joint venture).

“Indemnified Liabilities” As defined in Section 9.5.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit C, executed and delivered by an Additional Guarantor in accordance with the provisions of Section 6.9.

“Lender” means National City Bank of Michigan/Illinois, a national banking association, together with its successors and assigns.

“Lender’s Expenses” means all reasonable costs and expenses, including attorneys’ fees, incurred by Lender in connection with the enforcement of the Loan Documents and/or collection of any of the Indebtedness, whether or not litigation is commenced.

“Letter of Credit” means any standby letter of credit issued for the account of a Credit Party by Lender pursuant to Section 2.2.

“Letter of Credit Commitment” As defined in Section 2.2(a).

“Liabilities” means liabilities as determined in accordance with GAAP.

“Lien” means any mortgage, pledge, hypothecation, assignment for security purposes, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction (or other similar recording or notice statute, and any lease in the nature thereof), except a filing for precautionary purposes made with respect to a true lease or other true bailment.

“Loan Commitment” means the Revolving Credit Loan Commitment.

“Loan” means the Revolving Credit Loan.

“LOC Committed Amount” As defined in Section 2.2(a).

“LOC Documents” means with respect to any Letter of Credit, such Letter of Credit, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

“LOC Drawing” As defined in Section 2.2(c).

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under all Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all payments made, or drafts accepted for subsequent payments to be made, under Letters of Credit honored by Lender but not theretofore reimbursed; and, does not mean or include Substitute Letters of Credit Nos. RCL 010086 and RCL 010087, and any replacements or substitutes thereof, issued by Lender after the date hereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Consolidated Group taken as a whole, (b) the ability of any Credit Party to perform its obligations, when such obligations are required to be performed, under this Credit Agreement or any of the other Credit Documents or (c) the validity or enforceability of this Credit Agreement, any of the Note or any of the other Credit Documents or the rights or remedies of Lender hereunder or thereunder.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any traction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity” means the earlier to occur of (i) the Maturity Date, or (ii) the date on which all of the Obligations become due, whether by acceleration or otherwise.

“Maturity Date” means February 20, 2007.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge Agreement” means an agreement not to encumber any asset not subject to a lien or security interest in favor of Lender made by each Credit Party, dated as of the Closing Date, in favor of Lender in form acceptable to Lender.

“Net Proceeds” means the gross cash proceeds including cash by way of deferred payment pursuant to a promissory note, receivable or otherwise, (but only as and when received) received from the sale, lease, conveyance, disposition or other transfer of assets, or from a Recovery Event or from the sale, issuance or placement of equity securities, Indebtedness for borrowed money or Subordinated Debt to or from a Person other than a Credit Party, net of (i) transaction costs payable to third parties, (ii) the estimated taxes payable with respect to such proceeds (including, without duplication, withholding taxes), (iii) Indebtedness (other than Indebtedness of Lender pursuant to the Credit Documents) which is secured by the assets which are the subject of such event to the extent such Indebtedness is paid with a portion of the proceeds therefrom, and (iv) any and all cash costs which may occur as a result of discontinuing operations, shutdowns or otherwise resulting from, the disposition of such assets.

“New Financing” means proposed financing and/or other credit accommodations for the Credit Parties which is additional to and/or in partial replacement of the Loan which is not permitted under this Agreement.

“New Financing Lender” means the lender providing the New Financing.

“New Financing Terms” means all material terms and conditions of the New Financing.

“Non-Excluded Taxes” As defined in Section 3.3.

“Non-Guarantor Subsidiaries” As defined in Section 6.9.

“Non-Operating Guarantors” means Corunna Realty Corp., Walkerton Realty Corp., Blackhawk Realty Corp., Clifford Realty Corp., Bay City Real Estate Corp. and East Troy Realty Corp.

“Note” means the Revolving Credit Loan Note.

“Obligations” means and includes:

(i) All indebtedness and liabilities of whatsoever kind, nature and description owed to Lender by Borrower, whether direct or indirect, absolute or contingent, due or to become due or whether now existing or hereafter arising, and howsoever evidenced or acquired, except any such indebtedness or liabilities acquired by Lender from any third party, and whether joint or several, and including, without limitation, the Revolving Credit Loan, the Reimbursement Obligations and the Existing Reimbursement Obligations;

(ii) All future advances which Lender at any time may, but shall not be required to, make for the protection or preservation of Lender’s rights and interests arising hereunder, including, without limitation, advances for taxes, levies, assessments, insurance, and reasonable attorneys’ fees;

(iii) Any and all obligations and liabilities of any kind, now existing or later incurred, of Borrower to National City Bank, an affiliate of Lender, whether absolute or contingent, whether now existing or hereafter created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under [a] any agreement, device or arrangement designed to protect Borrower from fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency exchange agreements, forward currency exchange agreements, interest rate caps, collars or floors, forward rate currency or interest rate options, puts, warrants, swaps, swaptions, U.S. Treasury locks and U.S. Treasury options, [b] any other interest rate hedging transactions such as, but not limited to, managing the Borrower’s interest rate risk associated with any pending or potential capital market transactions such as fixed rate bond issues and [c] any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

(iv) All of Lender’s Expenses relating to this Credit Agreement.

“Operating Guarantors” means and includes Deco Engineering, Inc., Rochester Gear, Inc. Plastronics Plus, Inc., Blackhawk Engineering, Inc., Machine Tool & Gear, Inc., Boramco, Inc. and Newcor Foreign Sales, Inc.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

“Permitted Guaranty Obligations” means (i) the Master Guaranty and (ii) Guaranty Obligations of any Credit Party relating to Indebtedness of any Credit Party otherwise permitted under Section 7.1.

“Permitted Investments” means (i) cash and Cash Equivalents, (ii) receivables owing to any Credit Party for trade credit, in each case if created, acquired or made in the ordinary course of business, (iii) loans and advances in the ordinary course of business to officers, directors, employees, Affiliates and suppliers in an aggregate amount not to exceed $500,000 at any time outstanding, (iv) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (v) investments, acquisitions or transactions permitted under Section 7.4(b), (vi) with respect to any pension trust maintained for the benefit of any present or former employees of any Credit Party, such loans, advances and/or investments as the trustee or administrator of the trust shall deem advisable pursuant to the terms of such trust, (vii) investments after the date hereof in Controlled Subsidiaries of Borrower up to a maximum aggregate outstanding amount of all such investments not to exceed 40% of Consolidated Net Worth at any one time, (viii) investments of a nature not contemplated by the foregoing clauses hereof that are outstanding as of the Effective Date and set forth on Schedule 1.1 (b), and (ix) additional loan advances and/or investments of a nature not contemplated by the foregoing clauses hereof provided that such loans, advances and/or investments made pursuant to this clause (ix) shall not exceed an aggregate amount of $500,000 outstanding at any one time. As used herein, “investment” means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of capital stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“Permitted Joint Venture” means a joint venture with an India national pursuant to which one or more Credit Parties contribute machinery and equipment and cash not to exceed $250,000 for a business operation to be located in India and managed by such India national and with respect to which the Credit Parties have provided to Lender such information as Lender shall reasonably request prior to such contribution.

“Permitted Liens” means

(i)	Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of Lender;

(ii)	Liens in favor of a Lender hereunder as the provider of interest rate protection relating to the Loans hereunder, but only (A) to the extent such Liens secure obligations under such interest rate protection agreements permitted under Section 7.1, (B) to the extent such Liens are on the same collateral as to which Lender also has a Lien, (C) if such provider and Lender shall have agreed to share pari passu in the collateral subject to such Liens, up to a maximum aggregate amount of 5% of the proceeds of such collateral for such provider and all other providers hereunder, and thereafter all such providers’ Liens shall be subordinate to the Liens in favor of Lender, and (D) if such provider shall have agreed, pursuant to an agreement reasonably satisfactory in form and substance to the provider, Borrower and Lender, to pay to Lender, an amount equal to the amount of any payment made to such provider by or on behalf of a Credit Party after a default by reason of the amendment, conversion, buyout or termination of such interest rate protection agreements;

(iii)	purchase money Liens securing purchase money indebtedness (and refinancings thereof) and Capital Lease Obligations, to the extent permitted under Section 7.1(c);

(iv)	Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(v)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(vi)	pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(vii)	deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(viii)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(ix)

easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Credit Party;

(x)	Liens in existence on the date hereof listed on Schedule 7.1(b), securing Indebtedness permitted by Section 7.1(b), provided that no such Lien is spread to cover any additional property (other than proceeds of the collateral originally subject to such Lien in accordance with the instrument creating such Lien) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(xi)	Liens on the property or assets of a corporation which becomes a Subsidiary after the Closing Date securing Indebtedness permitted by Section 7.1(h), provided that no such Lien is spread to cover any additional property (other than proceeds of the collateral originally subject to such Lien in accordance with the instrument creating such Lien) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(xii)	Liens in the nature of licenses that arise in the ordinary course of business and consistent with past practice;

(xiii)	Liens incurred in connection with Indebtedness permitted by Section 7.1, provided that no such Lien shall be spread to cover any additional property after the Closing Date and the amount of Indebtedness secured thereby shall not be increased;

(xiv)	leases and subleases otherwise permitted hereunder granted to others not interfering in any material respect in the business of any Credit Party; and

(xv)	attachment or judgment Liens, where the attachment or judgment which gave rise to such Liens does not constitute an Event of Default hereunder.

“Permitted Senior Notes Indenture Repurchases” means repurchases which in the aggregate during the term of this Agreement do not exceed twenty-five percent (25%) of the face value of the Senior Notes.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” As defined in the Note.

“Properties” As defined in subsection 5.10(a).

“Recovery Event” means the receipt by any Credit Party of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Reimbursement Obligations” As defined in Section 2.2(c).

“Reorganization” means with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. 2615.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Reserves” means such amounts as Lender may from time to time establish and revise in good faith as reductions from the amount otherwise available for Revolving Advances.

“Restructuring Agreement” means the Restructuring Transactions Agreement dated January 30, 2003, among Borrower, the Guarantors and former members of the Consolidated Group.

“Revolving Advance Request” As defined in Section 2.1(b).

“Revolving Advances” means the Revolving Advances as set forth in Section 2.1(a).

“Revolving Credit Loan” As defined in Section 2.1(a).

“Revolving Credit Loan Committed Amount” As defined in Section 2.1 (a).

“Revolving Credit Loan Commitment” As defined in Section 2.1(a).

“Revolving Credit Loan Interest Rate” means the Contract Rate in effect from time to time under the Revolving Credit Loan Note.

“Revolving Credit Loan Note” means the $6,000,000.00 Revolving Credit Loan Demand LIBOR Note of Borrower in favor of Lender evidencing the Revolving Credit Loan in the form of Exhibit A attached hereto.

“Revolving Credit Loan Obligations” means all indebtedness of Borrower to Lender under the Revolving Credit Loan.

“Security Agreement” means that Security Agreement, in the form acceptable to Lender, dated as of the Closing Date, executed by Borrower and all Guarantors, in favor of Lender covering all of the personal property owned by Borrower and all Guarantors.

“Security Documents” means the Security Agreement, the Negative Pledge Agreement, the UCC Financing Statements and all other documents relating to any collateral security for the Obligations.

“Senior Debt” means, for each Test Date, the aggregate of the Obligations, all Capital Lease Obligations and the obligations under the Senior Notes as of such Test Date.

“Senior Notes” means the notes referred to in the Senior Indenture.

“Senior Notes Indenture” means that certain Indenture dated as of January 31, 2003, among the Consolidated Group and Wells Fargo Bank of Minnesota, National Association, as trustee.

“Single Employer Plan” means any Plan which is not a Multi-Employer Plan.

“Solvent” means, with respect to any Credit Party as of a particular date, that on such date (i) such Credit Party is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Credit Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Credit Party’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Credit Party is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Credit Party’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Credit Party is engaged or is to engage, (vi) the fair value of the property of such Credit Party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Credit Party and (v) the present fair saleable value of the assets of such Credit Party is not less than the amount that will be required to pay the probable liability of such Credit Party on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Sales” means (i) the sale, transfer, lease or other disposition of inventory, materials and equipment consisting of rolling stock in the ordinary course of business, (ii) the sale, transfer, lease or other disposition of machinery, parts, equipment and real estate no longer useful in the conduct of the business of any Credit Party, as appropriate, and (iii) in addition to the transactions described in subsections (i) and (ii), any other sale, transfer, lease or other disposition of assets where the proceeds and other consideration of such disposition do not exceed $250,000 during any fiscal year.

“Subsidiary(ies)” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement dated as of January 31, 2003, by and among the Credit Parties and EXX, Inc., as in effect on the Effective Date.

“Test Date” means the last day of any calendar quarter after the Effective Date commencing March 31, 2004.

“Test Period” means for any Test Date a period of four (4) consecutive calendar quarters ending on such Test Date.

“Threshold Requirement” As defined in Section 6.9.

“UCC Financing Statements” means all UCC-1 Financing Statements required by Lender to perfect the security interests granted to Lender under the Security Documents.

“UCP” As defined in Section 2.2(f).

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all capitalized definitional terms defined in this Credit Agreement shall have the defined meanings when used in the Note or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding,”

(e) A reference to any document means and includes all amendments, substitutions, renewals, modifications, extensions, supplements or restatements thereof, unless specifically indicated otherwise.

1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Consolidated Group delivered to Lender.

SECTION 2.

COMMITMENTS

2.1 Revolving Credit Loan.

(a) Revolving Credit Loan Commitment. Lender hereby establishes a “Revolving Credit Loan Commitment” (also referred to as the “Revolving Credit Loan”) pursuant to which, until Maturity, and subject to the terms and conditions hereof, Lender agrees to make, from time to time, revolving credit loan advances (“Revolving Advances”) to Borrower, in accordance with the borrowing procedure below for the purposes hereinafter set forth; provided, however, that the sum of the aggregate amount of outstanding Revolving Credit Loan Advances plus the aggregate amount of LOC Obligations shall not at any one time exceed the “Revolving Credit Loan Committed Amount”. The Revolving Credit Loan Committed Amount shall be the sum of Six Million Dollars ($6,000,000.00) from the date hereof through the last day of May, 2004, and thereafter shall be reduced by the sum of Three Hundred Thousand Dollars ($300,000.00) as of June 1, 2004 and as of the first (1st) day of each successive third (3rd) month thereafter; provided, however, that the Revolving Credit Loan Committed Amount may be increased or such reductions may be modified or suspended at any time, and from time to time hereafter by up to 85% of forced liquidation value of the Collateral, based upon an updated appraisal of the Collateral subject to approval by Lender. Amounts borrowed hereunder and repaid may be reborrowed as provided herein, it being agreed and understood this is a revolving loan facility.

(b) Borrowing Procedure. Borrower may request a Revolving Credit Loan Advance by submitting to Lender a fully completed Revolving Credit Loan Advance Request (in the form attached to the Revolving Credit Loan Note). Lender may, in its sole discretion, make the requested Revolving Advance available to Borrower or any Guarantor as directed in the Revolving Credit Loan Advance Request, in the amount requested, unless:

(i)	Lender’s commitment to Borrower under the Revolving Credit Loan Commitment has expired; or

(ii)	The requested Revolving Credit Loan Advance, when aggregated with all of Borrower’s previously unpaid Revolving Credit Loan Advances under the Revolving Credit Loan Commitment plus the aggregate amount of LOC Obligations, would exceed the Revolving Credit Loan Committed Amount; or

(iii)	Lender has not been furnished with any financial report or other information acquired under this Agreement to determine eligibility for such Revolving Credit Loan Advance; or

(iv)	An Event of Default shall have occurred and be continuing.

Such Revolving Credit Loan Advance will then be made available to Borrower by Lender by crediting the account of Borrower on the books of Lender by the close of Lender’s business on such date.

(c) Revolving Credit Loan Note. The Revolving Credit Loan Advances shall be evidenced by and be repayable to Lender in accordance with the terms of a Revolving Credit Loan Note in the form of Exhibit A attached hereto, which Borrower shall execute and deliver to Lender simultaneously herewith. All of the provisions of the Revolving Credit Loan Note are incorporated herein by this reference as terms and conditions of this Credit Agreement.

(d) Unused Revolving Credit Loan Fee. Until the Revolving Credit Loan Commitment has been terminated, Borrower shall pay to Lender on the first (1st) day of each calendar quarter commencing April 1, 2004, with respect to the prior calendar quarter or portion thereof, a fee equal to one-fourth of one percent (0.25%) per annum of the average amount of the Revolving Credit Loan Committed Amount not utilized during such prior calendar quarter.

2.2 Letter of Credit Commitment.

(a) Issuance. Lender hereby establishes a “Letter of Credit Commitment” pursuant to which, until termination of the Revolving Credit Loan, and subject to the terms and conditions hereof and of the LOC Documents and provided that no Event of Default shall have occurred and be continuing, and further subject to any other terms and conditions which Lender may reasonably require, Lender shall issue Letters of Credit for the account of a Credit Party from time to time upon request in a form acceptable to Lender; provided, however, that the aggregate amount of LOC Obligations shall not at any one time exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “LOC Committed Amount”). No Letter of Credit as originally issued or as extended shall have an expiration date extending beyond one (1) year. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiration date of each Letter of Credit shall be a Business Day. In the case of a conflict in the terms of the LOC Documents and this Credit Agreement, the terms of this Credit Agreement shall control. Borrower may request issuance of a Letter of Credit by submitting to Lender via facsimile transmission a Letter of Credit Advance Request (in the form attached as Exhibit C) on any day Lender is open for business and not less than three (3) Business Days prior to the date the Letter of Credit is requested to be issued; and by simultaneously transmitting to Lender via first-class mail, overnight delivery or courier, the original hard copy of the Letter of Credit Advance Request together with a fully completed and executed original of Lender’s Standby Letter of Credit Application and Agreement, or such other form for such purpose as Lender shall supply to Borrower for such purpose. As of the Effective Date, the Existing Letter of Credit and Existing Reimbursement Obligations shall constitute, respectively, a Letter of Credit issued by lender under this Section 2.2(a) and LOC Obligations.

(b) Fees. For each Letter of Credit issued by Lender hereunder, Borrower agrees to pay a fee, payable in advance, computed from the date of issuance of the Letter of Credit to the expiry date thereof at a per annum rate (based on a 360 day year and the actual number of days) equal to one and one-half percent (1.5%) of the face amount of such Letter of Credit, which fee shall be deemed fully earned and nonrefundable when paid, regardless of any later reduction, termination or other modification of such Letter of Credit prior to its expiry date.

(c) Reimbursement. In the event of any drawing under any Letter of Credit (an “LOC Drawing”), Lender will promptly notify Borrower. Borrower shall reimburse Lender on the first Business Day following notice of any such LOC Drawing (either with the proceeds of a Revolving Advance obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents, together with interest on the amount of such LOC Drawing at the Revolving Credit Loan Interest Rate from the date of the LOC Drawing until the date of reimbursement (the “Reimbursement Obligations”). Unless Borrower shall notify Lender on the date Borrower receives notice of an LOC Drawing of its intent to otherwise reimburse Lender, Borrower shall be deemed to have requested a Revolving Advance in the amount of the LOC Drawing as provided in subsection 2.2(d) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment Borrower may claim or have against Lender, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

(d) Repayment with Revolving Advances. On any day on which Borrower shall be deemed to have requested a Revolving Advance to reimburse a drawing under a Letter of Credit, a Revolving Advance shall be immediately made and the proceeds thereof shall be paid directly to Lender in satisfaction of the Reimbursement Obligations.

(e) Modification. The issuance of any modification, supplement, amendment, renewal, or extension of or to any Letter of Credit shall, solely for purposes of this Credit Agreement, be treated in all respects the same as the issuance of a new Letter of Credit, but without duplication in computing (i) the aggregate outstanding amount of LOC Obligations and (ii) the fee under subsection 2.2(b) above.

(f) Uniform Customs and Practices. Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof, with such exceptions thereto as the beneficiary may request and Lender and the account party may approve.

2.3 Foreign Exchange.

(a) Approved Foreign Exchange Limits. Bank has approved for all Credit Parties, collectively, the following limits for Foreign Exchange Transactions from the date hereof through Maturity:

Aggregate Limit:	$250,000.00
Clean Limit:	$250,000.00

(b) Practices and Procedures. The standard and regular practices and procedures, as amended from time to time, of Lender’s International Division with respect to Foreign Exchange Transactions, adjustments to foreign exchange limits, settlement payments and all other procedures relating thereto, shall govern transactions under this Section 2.4.

(c) Settlement Payments; Satisfaction of Foreign Exchange Obligations. Payments to Lender in settlement of any Foreign Exchange Transaction shall be due in accordance with the written confirmation relating thereto. In the event any Credit Party shall fail to remit any settlement payment when due, such Credit Party shall be deemed to have authorized Lender to satisfy such Foreign Exchange Obligation by a debit to any depository account of such Credit Party to Lender; or, if such Foreign Exchange Obligation is not fully paid, then Borrower shall be deemed to have elected to satisfy such Foreign Exchange Obligation by an Advance in such amount on the Revolving Credit Loan.

2.4 Security.

(a) As security for the Obligations, each Credit Party hereby grants to Lender the security interests described in the Security Agreement in form acceptable to Lender. All of the property subject to such security interests shall be collectively referred to as the Collateral.

(b) Each Credit Party shall execute and deliver to Lender such documents in addition to those documents specified in this Agreement, at and after the Closing Date, from time to time, as Lender shall request, for the purpose of perfecting and continuing the perfection of the Lender in the Collateral.

(c) It is further agreed that any security agreement, mortgage or other document previously or hereafter executed by any Credit Party in favor of Lender shall secure repayment of all of the Obligations, whether or not presently contemplated by the parties; and, that an Event of Default under any note, security agreement, mortgage or other agreement from any Credit Party to Lender after any applicable grace period shall constitute an Event of Default under all notes, security agreements, mortgages, and other agreements, and that Lender may, at its option, proceed in exercising its rights thereunder in any order or manner it may choose, the purpose of this Agreement being to cross-default all of the Obligations.

2.5 Guaranty. Each of the Guarantors shall, as of the Closing Date, execute the Guaranty in form acceptable to Lender.

2.6 Negative Pledge; Right of First Refusal.

(a) Negative Pledge. Each Credit Party shall execute and deliver to Lender simultaneously herewith a Negative Pledge Agreement agreeing to not permit nor suffer any Lien, except for Permitted Liens, on or against any and all property of such Credit Party that is not Collateral and otherwise in form acceptable to Lender.

(b) Right of First Refusal. The Credit Parties agree to provide to Lender a right of first refusal to provide New Financing to the Credit Parties on equivalent terms, which right shall expire if not exercised by Lender within thirty (30) days of written notice thereof from the Credit Parties accompanied by the New Financing Terms.

(c) Intercreditor Agreement. If the Lender’s right of first refusal under Section 2.6(b) above expires without having been exercised and the Credit Parties elect to proceed to consummate the New Financing, Lender agrees to modify the Loan Documents to permit the New Financing to be consummated without constituting an Event of Default provided that immediately prior thereto Lender and the New Financing Lender have entered into an Intercreditor Agreement acceptable to Lender.

SECTION 3.

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1 Default Rate. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is equal to the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts), then the Prime Rate plus two percent (2.0%).

3.2 Reductions in Commitments and Prepayments.

(a) Mandatory Prepayment on Revolving Loans. If at any time the sum of the aggregate amount of the Revolving Credit Loan plus LOC Obligations then outstanding shall exceed the Revolving Credit Loan Committed Amount, as reduced or increased from time to time, Borrower shall immediately make payment on the Revolving Credit Loan and then, if necessary, to a cash collateral account in respect of the LOC Obligations, in an amount sufficient to eliminate the deficiency.

(b) Voluntary Prepayments. The Revolving Credit Loans may be prepaid in whole or in part, at any time, without premium or penalty. Except as otherwise specified herein, amounts prepaid on the Revolving Credit Loan may be reborrowed in accordance with the provisions hereof.

3.3 Taxes. Except as provided below in this subsection, all payments made by Borrower under this Credit Agreement and any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes measured by or imposed upon the overall net income of Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Note. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to Lender hereunder or under the Note, (A) the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Note, provided, however, that Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection whenever any Non-Excluded Taxes are payable by Borrower, and (B) as promptly as possible thereafter Borrower shall send to Lender, a certified copy of an original official receipt received by

Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.4 Place and Manner of Payments. Except as otherwise specifically provided herein, all payments hereunder shall be made to Lender in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at Lender’s office specified in Section 9.2 not later than 1:00 P.M. (Detroit, Michigan time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. Lender may, at Borrower’s request, debit the amount of any such payment which is not made by such time to any account maintained by Borrower with Lender or any other account which may be maintained by Borrower with Lender and designated for such purpose by Borrower. Borrower shall, at the time it makes any payment under this Credit Agreement, specify to Lender the Loans, Fees or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, Lender shall apply such payment to the Loans in such manner as Lender may determine to be appropriate in respect of obligations owing by Borrower hereunder. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension). Except as expressly provided otherwise herein, all computations of interest and Fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

SECTION 4.

CONDITIONS

4.1 Conditions to Closing Date. This Credit Agreement shall close upon satisfaction of the following conditions precedent:

(a) Execution of Credit Documents. Lender shall have received (i) this Credit Agreement, (ii) the Note, (iii) the Guaranty, and (iv) the Security Documents, in each case conforming to the requirements of this Credit Agreement and executed by a duly authorized officer of Borrower and each Guarantor, as applicable.

(b) Insurance. Lender shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth herein and in the Security Documents.

(c) Financial Information. Lender shall have received copies of audited consolidated financial statements for the Consolidated Group for the year ended December 31, 2002 and interim quarterly company-prepared consolidated financial statements for the Consolidated Group through September 30, 2003, together with such other financial information as any Lender may reasonably request, which Lender acknowledges has been received in satisfactory form.

(d) Corporate Documents. Lender shall have received each of the following:

(i)	Articles of Incorporation. Copies of the certificate of formation, articles of incorporation or charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its organization.

(ii)	Resolutions. Copies of resolutions of the board of directors of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by the secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)	Bylaws. A copy of the bylaws of each Credit Party certified by the secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)	Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of organization and each other state in which the failure to so qualify and be in good standing would have a material adverse effect on the business or operations of such Credit Party in such state.

(e) Officer’s Certificate. Lender shall have received a certificate of a duly authorized officer of each Credit Party dated the Effective Date, substantially in the form of Exhibit D with appropriate insertions and attachments.

(f) Legal Opinions of Counsel. Lender shall have received an opinion of counsel to the Credit Parties dated as of the Effective Date and addressed to Lender, in form and substance satisfactory to Lender.

(g) Subsection 4.2 Conditions. The conditions specified in subsections 4.2(a) and 4.2(b) shall be satisfied on the Closing Date as if Loans were to be made on such date.

(h) Fees and Expenses. Borrower shall have reimbursed Lender for all fees and expenses, including attorneys’ fees and expenses, incurred by Lender for the negotiation and preparation of the Credit Documents and in making the Loans.

(i) Collateral Access Agreements. Lender shall have received such Collateral Access Agreements as Lender shall require.

(j) Commitment Fees. Borrower shall have paid to Lender a commitment fee in the amount of $9,000, which fee shall be deemed fully earned and nonrefundable.

(k) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to Lender.

4.2 Conditions to All Extensions of Credit. The obligation of the Lender to make any Extension of Credit hereunder (including the initial Loans to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. Except as modified pursuant to Section 5.15, the representations and warranties made by the other Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Additional Conditions to Revolving Credit Loans. If such Loan is made pursuant to subsection 2.1, all conditions set forth in such subsection shall have been satisfied.

(d) Additional Conditions to Letters of Credit. If such Extension of Credit is made pursuant to subsection 2.2 all conditions set forth in such subsection and the applicable LOC Documents shall have been satisfied.

Each request for Extension of Credit and each acceptance by Borrower of an Extension of Credit shall be deemed to constitute a representation and warranty by Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) and (b), and in (c) or (d), as applicable, of this subsection have been satisfied.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, each of the Credit Parties hereby represents and warrants to Lender that as of the Closing Date, and at all times thereafter (except as specifically set forth below in this Section 5).

5.1 Financial Statements. Prior to the Closing Date Borrower has or will have furnished to Lender (a) the audited consolidated balance sheet of the Consolidated Group as of December 31, 2002, and related audited statements of income, shareholders’ equity and cash flows for the year ended on that date, and (b) the most recently prepared unaudited consolidated balance sheet of the Consolidated Group and related statements of income, shareholders’ equity and cash flows for the periods ended on such date, prepared by Borrower. Such financial statements were prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete and fairly present the consolidated financial condition of the Consolidated Group as of such dates and the results of their operations for the periods ended on such dates, subject, in the case of the unaudited interim statements, to the absence of footnotes, audit and normal year-end adjustments. Since December 31, 2002, there has been no development or event which has had a Material Adverse Effect.

5.2 Ownership and Condition of Properties; Liens and Encumbrances. Each Credit Party has good and marketable title to all property, real and personal, reflected on the most recent financial statement of Borrower furnished to Lender, and all property purported to have been acquired since the date of such financial statement, except property sold or otherwise disposed of in the ordinary course of business subsequent to such date; and all such property is free of any Lien except Permitted Liens. Except as set forth on Schedule 5.2, all owned and leased buildings and equipment of each Credit Partner used in such Credit Partner’s business are in good operating condition, repair and working order and, to Borrower’s knowledge, conform to all applicable laws, ordinances and regulations the violation of which would have a Material Adverse Effect. The Credit Partners possess adequate trademarks, tradenames, copyrights, patents, service marks and licenses, or rights thereto, for the present and planned future conduct of its business substantially as now conducted, without any known conflict with the rights of others which would result in a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Each Credit Party a) is duly organized, validly existing and in good standing (or similar concept under applicable law), under the laws of the jurisdiction of its organization, (b) has the corporate power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing would not, in the aggregate, have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Corporate Power; Authorization; Enforceable Obligations. Each Credit Party has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by each Credit Party (other than those which have been obtained or in connection with the perfection of Liens in favor of Lender hereunder) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party, as the case maybe. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against each Credit Party in accordance with its terms.

5.5 No Legal Bar; No Default. The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of Extensions of Credit will not violate any Requirement of Law the violation of which would reasonably be expected to have a Material Adverse Effect or any Contractual Obligation of any Credit Party, the violation of which would reasonably be expected to have a Material Adverse Effect (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. No Credit Party is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.6 No Material Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of each Credit Party, threatened by or against any Credit Party or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which, if adversely determined, would reasonably be expected to (i) cause an adverse financial effect on any Credit Party in excess of $250,000 or (ii) have a Material Adverse Effect.

5.7 Investment Company Act. No Credit Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.8 Federal Regulations. No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Consolidated Group does not own “margin stock” except margin stock which is a Permitted Investment, but only to the extent otherwise permitted by this Agreement.

5.9 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” within the meaning of Section 412 of the Code (or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which would reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect. For purposes of this Section 5.9 only, the parties hereto agree that “Material Adverse Effect” shall include any event referred to in this Section 5.9 which would or could be reasonably expected to cause a reduction in Consolidated Net Worth of five percent (5%) or more.

5.10 Environmental Matters. Except as set forth on Schedule 5.10 and except to the extent that all of the following, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) To the best knowledge of each Credit Party, the facilities and properties owned, leased or operated by any Credit Party (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) To the best knowledge of each Credit Party, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Credit Party (the “Business”).

(c) No Credit Party has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the best knowledge of each Credit Party, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of each Credit Party, threatened, under any Environmental Law to which any Credit Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) To the best knowledge of each Credit Party, there has been no unremediated release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.11 Use of Proceeds. Extensions of Credit hereunder will be used for repayment of existing indebtedness to Congress Financial Corporation (Central) and U.S. Bancorp and working capital and other general corporate purposes not prohibited by this Credit Agreement.

5.12 Subsidiaries. Set forth on Schedule 5.12 is a complete and accurate list of all Subsidiaries. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). Borrower shall, from time to time, amend Schedule 5.12 by delivering (effective upon receipt) to Lender a copy of such amended Schedule 5.12 which shall (i) be dated the date of delivery, (ii) be certified by a duly authorized officer of Borrower as true, complete and correct as of such date as delivered in replacement for the Schedule 5.12 previously in effect, and (iii) show in reasonable detail (by blacklining or other appropriate graphic means) the changes from the predecessor Schedule 5.12.

5.13 Taxes. To the best knowledge of each Credit Party, each Credit Party has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing or necessary to preserve any Liens in favor of Lender by them, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Borrower is not aware of any proposed material tax assessments against it or any of its Subsidiaries. None of Borrower’s federal income tax returns for income tax years that are within the statute of limitations as of the date hereof have been audited.

5.14 Solvency. Borrower, individually, and the Consolidated Group, collectively, are, and after execution of this Credit Agreement on the Effective Date and after giving effect to the Obligations and Guaranty Obligations incurred hereunder, will be solvent.

5.15 Accuracy of Information. All information furnished by the Credit Parties to Lender is correct and complete in all material respects as of the date furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

5.16 Integrated Operations. The Credit Parties are engaged as an integrated group engaged in the machining, design and manufacture of component parts, assemblies, machinery and equipment in the automotive, heavy-duty, capital goods, agricultural and industrial markets, which integrated operations require financing on such a basis that credit supplied can be made available from time to time to the Credit Parties, as required for the continued successful operation of the Credit Parties and the integrated operation as a whole, and the Credit Parties have requested Lender to make credit available to

Borrower primarily for the purpose of financing the integrated operation of the Credit Parties, with each Credit Party expecting to derive benefit, directly or indirectly, from the credit extended by Lender, both in its separate capacity and as a member of the integrated group, inasmuch as the successful operation and condition of each Credit Party is dependent upon the continued successful performance of the functions of the integrated group as a whole.

5.17 Restructuring. Other than the transactions pursuant to the Restructuring Agreement, there have been no name changes, transfers of assets among members of the Consolidated Group or business or asset sales and/or cessations, except as set forth on Schedule 5.17 attached hereto.

SECTION 6.

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, and no Note or Letter of Credit remains outstanding and unpaid and the Obligations, together with interest, Fees and all other amounts owing to Lender hereunder, are paid in full, each of the Credit Parties shall, as applicable:

6.1 Financial Reports. Furnish to Lender:

(a)	Annual Requirements.

(i)

Audited Financial Statements. Within ninety (90) days after the end of each fiscal year of Borrower a balance sheet of the Consolidated Group as of the close of such fiscal year and related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, prepared in accordance with GAAP applied on a consistent basis, audited by a certified public accounting firm acceptable to Lender (the “CPA’s”), and accompanied by an unqualified opinion thereon by the CPA’s to the effect that such financial statements present fairly, in all material respects, the financial position of the Consolidated Group as of the end of such fiscal year, and the results of their operations and their cash flows for such fiscal year, in accordance with GAAP, and that such audit was conducted in accordance with generally accepted auditing standards. Each such annual statement shall be accompanied by a written statement from the CPA’s stating whether or not Borrower is in compliance with the financial covenant contained in Section 6.8 hereof and certifying that in making the examination necessary for such certification, the CPA’s obtained no knowledge of any Default or Event of Default or, if they shall have obtained knowledge of any Default or Event of Default, they shall disclose in such statement each such Default or Event of Default. Each such annual statement shall be accompanied by a certificate of an authorized financial officer of Borrower containing the calculations demonstrating Borrower’s compliance or noncompliance with the financial covenant contained in Section 6.8 hereof. Borrower will furnish to Lender within 90 days after the end of each fiscal year of Borrower a statement of income, including statements of revenues and expenses for each of Borrower’s business segments and corporate charges. All such financial statements, and the financial statements and reports referred to in this Section 6.1, shall be furnished in consolidated and consolidating form for the Consolidated Group which it may at the time have.

(ii)	Forecasted Financial Statements. Within ninety (90) days after the end of each calendar year, internally prepared forecasted consolidating and consolidated financial statements for the Consolidated Group for the succeeding calendar year.

(b)	Quarterly Requirements.

(i)	Internal Financial Statements. Within forty-five (45) days after the end of each calendar quarter, a balance sheet of the Consolidated Group as of the end of each such calendar quarter and related statements of income (including a statement of revenues and expenses for each of Borrower’s business segments and corporate charges), shareholders’ equity and cash flows for the period from the beginning of the fiscal year to the end of such calendar quarter, prepared in the manner set forth in Section 6.1(a)(ii) hereof for the annual statements, certified to be accurate and complete by an authorized financial officer of Borrower, subject to audit, footnotes and normal year-end adjustments, and accompanied by an Officer’s Certificate in the form of Exhibit D attached hereto to the effect that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence hereof and what action Borrower proposes to take with respect thereto.

(ii)	Covenant Compliance Certificate. Within forty-five (45) days after the end of each fiscal quarter, a Quarterly Covenant Compliance Certificate in the form of Exhibit E attached hereto, as modified by Lender from time to time, and containing the calculations demonstrating Borrower’s compliance or noncompliance with the financial covenant contained in Section 6.8 hereof.

6.2 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all its material obligations of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations (including, without limitation, obligations to pay taxes), except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Consolidated Group.

6.3 Conduct of Business and Maintenance of Existence. Except as otherwise permitted by Section 7.4, continue to engage in business of the same general type as now conducted by it on the date hereof and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

6.4 Maintenance of Property; Insurance. Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies insurance (including insurance against claims and liabilities arising out of the manufacture or distribution of any products or the provision of any services) with respect to its properties and businesses in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Lender, upon written request, full information as to the insurance carried.

6.5 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by Lender, Lender and, after the occurrence and during the continuance of a Default or an Event of Default, Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which Borrower may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Consolidated Group with any officers and employees of member of the Consolidated Group and with its independent certified public accountants.

6.6 Notices. Give notice to Lender of:

(a) immediately (and in any event within two (2) Business Days) after Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b) promptly, any default or event of default under any Contractual Obligation of any Credit Party which would reasonably be expected to have a Material Adverse Effect;

(c) promptly, any litigation, or any investigation or proceeding (including, without limitation, any environmental proceeding) known to any Credit Party, affecting any Credit Party which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(d) as soon as possible and in any event within 30 days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e) promptly, any other development or event which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a responsible officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

6.7 Environmental Laws. Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that, with respect to all of the above, failure to do so would not reasonably be expected to have a Material Adverse Effect;

(a) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect; and

(b) Defend, indemnify and hold harmless Lender, and its respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Credit Party or its Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ fees and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Note and all other amounts payable hereunder.

6.8 Financial Covenant - Minimum Consolidated Net Worth. As of each Test Date there shall be maintained Consolidated Net Worth of not less than: $8,000,000.

6.9 Additional Guarantors.

(a) If a Subsidiary of Borrower which is not a Guarantor hereunder (a “Non-Guarantor Subsidiary”) shall at any time constitute more than either

(i) 20% of Consolidated Total Assets, or

(ii) 20% of Consolidated EBITDA,

then Borrower will promptly notify Lender thereof, and promptly cause such Non-Guarantor Subsidiary to become a Guarantor hereunder by way of execution of a Joinder Agreement.

(b) In addition to the requirements set forth in the foregoing clause (a), if the Non-Guarantor Subsidiaries shall, as a group, at any time constitute in the aggregate more than either

(i) 20% of Consolidated Total Assets, or

(ii) 20% of Consolidated EBITDA,

(collectively, the “Threshold Requirement”), then Borrower will promptly notify Lender thereof, and promptly cause one or more of the Non-Guarantor Subsidiaries to become a Guarantor hereunder by way of execution of a Joinder Agreement, such that immediately after the joinder of such Subsidiaries as Guarantors hereunder, the remaining Non-Guarantor Subsidiaries shall not, as a group, exceed the Threshold Requirement.

6.10 Bank Accounts. The Credit Parties shall maintain deposit accounts with Lender having cash balances at all times in the aggregate of not less than $1,000,000.00.

SECTION 7.

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note or Letter of Credit remains outstanding and unpaid and the Obligations, together with interest, Fees and all other amounts owing to Lender hereunder, are paid in full, Borrower shall, and shall cause each of its Subsidiaries and Borrower, to (unless Lender shall have consented otherwise in writing, which consent shall not be unreasonably withheld or delayed):

7.1 Indebtedness. Not contract for, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b) Indebtedness existing as of the Effective Date and set out in Schedule 7.1(b) and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c) Indebtedness incurred after the Effective Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total aggregate principal amount of all such Indebtedness of the Consolidated Group shall not exceed $10,000,000.00 at any time outstanding;

(d) Unsecured intercompany Indebtedness between a Credit Party and another Credit Party or between a Credit Party and another Subsidiary;

(e) Indebtedness and obligations relating to currency protection agreements and commodity purchase or option agreements entered into with a Lender in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f) Subordinated Debt of Borrower or other Credit Party, which is the subject of a subordination agreement with terms and provisions acceptable to Lender in its reasonable discretion;

(g) Permitted Guaranty Obligations; and

(h) Indebtedness secured by Permitted Liens, except as otherwise limited by this Section.

7.2 Liens. Borrower will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

7.3 Nature of Business. Except as otherwise permitted by Section 7.4, Borrower will not, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date.

7.4 Consolidation, Merger Sale or Purchase of Assets, Etc. Borrower will not, nor will it permit any Subsidiary to:

(a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of any substantial part of its property or assets outside of the ordinary course of business or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i)	Specified Sales;

(ii)	the sale, transfer, lease or other disposition of property or assets not in the ordinary course of business (other than Specified Sales), where and to the extent that such transaction is the result of a Recovery Event and the Net Proceeds therefrom are used to repair or replace damaged property or to purchase or otherwise acquire new assets or property provided that such purchase or acquisition is committed to within 120 days of receipt of the Net Proceeds from the Recovery Event and such purchase or acquisition is consummated within 180 days of such receipt; and

(iii)	the sale, lease or transfer of property or assets by a Credit Party other than Borrower to a domestic Credit Party.

As used herein, “substantial part” shall mean property and assets, the book value of which, when added to the book value of all other assets sold, leased or otherwise disposed of by the Consolidated Group (other than in the ordinary course of business), shall in any fiscal year exceed 10% of Consolidated Net Worth, in each case determined as of the end of the immediately preceding fiscal year; or

(b) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the property or assets of any Person other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, (except as otherwise limited or prohibited herein), or enter into any transaction of merger or consolidation, except for (i) investments or acquisitions permitted pursuant to Section 7.5, (ii) the merger or consolidation of Borrower with or into another Credit Party, provided that in any such case Borrower shall be the surviving entity, (iii) the merger or consolidation of any wholly-owned Subsidiary with or into any other wholly-owned Subsidiary, and (iv) the merger or consolidation of any wholly-owned Subsidiary with or into Borrower provided that in any such case Borrower shall be the surviving entity.

7.5 Advances, Investments and Loans. Borrower will not, nor will it permit any Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for (i) Permitted Investments, (ii) Permitted Senior Notes Indenture Repurchases and (iii) the Permitted Joint Venture.

7.6 Guaranty Obligations. Borrower will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Guaranty Obligations, except Permitted Guaranty Obligations.

7.7 Transactions with Affiliates. Except as permitted in subsection (iii) of the definition of Permitted Investments or as set forth on Schedule 7.7, Borrower will not, nor will it permit any

Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate (other than a Credit Party) other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.

7.8 Ownership of Subsidiaries. Borrower will not, nor will it permit any Subsidiary to, create, form or acquire a Subsidiary, unless any such Subsidiary shall become an Additional Guarantor, if required, in accordance with the provisions of Section 6.9.

7.9 Fiscal Year. Borrower will not, nor will it permit any Subsidiary to, change its fiscal year, except with the prior written consent of Lender; provided, however, on or about the Closing Date any Credit Party may change their fiscal year end to December 31.

7.10 Dividends and Redemptions. No Credit Party shall, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of such Credit Party now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except (i) in any case in the form of shares of capital stock consisting of common stock, (ii) any Subsidiary of Borrower may declare and pay dividends to Borrower, and (iii) dividends or other payments made pursuant to the terms and conditions of the Tax Sharing Agreement.

7.11 Newcor Foreign Sales. At no time shall Newcor Foreign Sales own property with a fair market value in excess of $50,000. No Credit Party shall, and Borrower shall not permit any Subsidiary to, make any loans or distributions to or otherwise transfer money or property, whether or not for consideration, to Newcor Foreign Sales.

7.12 Capital Expenditures. Not have Capital Expenditures in any calendar year in excess of $10,000,000.00 provided that the aggregate unpaid Revolving Loan Advances and outstanding LOC Obligations after giving effect to such purchases is less than the Revolving Credit Loan Committed Amount by at least $1,000,000.00.

SECTION 8.

EVENTS OF DEFAULT; ACCELERATION; ETC.

8.1 Events of Default. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then prior to such notice or lapse of time, “Defaults”) shall occur:

(a) Borrower shall fail to pay any principal on any Note when due in accordance with the terms thereof or hereof; or Borrower shall fail to reimburse Lender for any LOC Obligations when due in accordance with the terms hereof; or Borrower shall fail to pay any interest on any Note or any Fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for thirty (30) days after written notice thereof from Lender or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder and such failure shall continue unremedied for thirty (30) days after written notice thereof from Lender; or

(b) Any representation or warranty made or deemed made by any Credit Party herein, in any of the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished by Borrower or other Credit Party at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) Borrower shall (i) default in the due performance or observance of Section 6.1, 6.8, 7.4, 7.09 or 7.10 (ii) default in the observance or performance of any other term, covenant or agreement contained herein, in any of the Security Documents or in any of the other Credit Documents (other than as described in subsections 8.1(a), 8.1(b) or 8. l(c)(i) above), and such default shall continue unremedied for a period of sixty (60) days or more after written notice thereof from Lender; or

(d) Any Credit Party shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Note) in a principal amount outstanding of at least $500,000 in the aggregate for the Consolidated Group or in the payment of any matured Guaranty Obligation in a principal amount outstanding of at least $500,000 in the aggregate for the Consolidated Group beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guaranty Obligation was created and such Indebtedness or Guaranty Obligation has matured by its terms or is accelerated or is overtly threatened to be accelerated (except any such Indebtedness or Guaranty Obligations which the Consolidated Group are disputing in good faith and for which they have established adequate reserves); or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness in a principal amount outstanding of at least $500,000 in the aggregate for the Consolidated Group or Guaranty Obligation in a principal amount outstanding of at least $500,000 in the aggregate for the Consolidated Group or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guaranty Obligation or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries shall cause or overtly threaten to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guaranty Obligation to become payable, and as to any of the foregoing, such default continue unremedied for a period of sixty (60) days or more thereafter; or

(e) Any Credit Party shall commence any case, proceeding or other action (i) (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (X) results in the entry of an order for relief or any such adjudication or appointment or (Y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party any case, proceeding other action seeking issuance of a warrant of attachment, execution, distraint or similar process involving an amount of not less than $1,000,000 against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) One or more judgments or decrees shall be entered against any Credit Party and such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof and involve in the aggregate a liability (to the extent not paid when due or covered by insurance) of $1,000,000 or more; or

(g) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Credit Party or any Commonly Controlled Entity shall, or in the reasonable opinion of Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) The Guaranty or any provision thereof shall cease to be in full force and effect or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party’s obligations under the Guaranty; or

(i) Any other Credit Document shall fail to be in full force and effect or to give Lender the security interests, liens, rights, powers and privileges reasonably purported to be created thereby;

then, and in any such event, so long as the same may be continuing, Lender may by notice in writing to the Borrower accelerate the Maturity Date and declare all amounts owing with respect to this Credit Agreement, the Note and the other Credit Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; provided that in the event of any Event of Default specified in Section 8.1(e), all such amounts shall become immediately due and payable automatically and without any requirement of notice from Lender.

8.2 Termination of Commitments. If any one or more of the Events of Default specified in Section 8.1(e) shall occur, any unused portion of the Commitments hereunder shall be immediately terminated and the Lender shall be relieved of all obligations to make Advances pursuant to the Commitments. If any other Event of Default shall have occurred and be continuing, Lender may, by notice to the Borrower, terminate the unused portion of the Commitments hereunder, and upon such notice being given such unused portion of the Commitments hereunder shall terminate immediately and the Lender shall be relieved of all further obligations to make Advances thereunder. No termination of the Commitments hereunder shall relieve any Credit Party of any of the Obligations or any of its existing obligations to Lender arising under any other agreements or instruments.

8.3 Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not Lender shall have accelerated the Maturity Date pursuant to Section 8.1, Lender may proceed to protect and enforce the rights of Lender by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement, the Note and the other Credit Documents or any instrument pursuant to which the Obligations to Lender are evidenced, or in aid of the exercise of any power granted hereby or thereby or by law, including as permitted by applicable law the obtaining of the appointment of a receiver, ex parte or otherwise, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Lender. No remedy herein conferred upon Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or equity or by statue or any other provision of law.

8.4 Distribution of Collateral Proceeds. In the event that following the occurrence or during the continuance of any Default or Event of Default, Lender receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of Lender for or in respect of all reasonable costs, expenses and disbursements which shall have been incurred by Lender in connection with the collection of such monies by Lender, for the exercise, protection or enforcement by Lender of all or any of the rights, remedies, powers and privileges of the Lender under this Credit Agreement, the Note or any of the other Credit Documents or in respect of the Collateral and to provide adequate indemnity to Lender against all taxes or liens which by law shall have, or may have, priority over the rights of Lender to such monies;

(b) Second, to all other Obligations in such order or preference as Lender may determine; provided, however, that Lender may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to Lender of all of the Obligations, to the payment of any obligations required to be paid pursuant to the Uniform Commercial Code of the State of Michigan; and

(d) Fourth, the excess, if any, shall be returned to the Credit Parties or to such other Persons as are entitled thereto.

SECTION 9.

MISCELLANEOUS

9.1 Amendments, Waivers and Release of Collateral. Neither this Credit Agreement, nor any of the Note, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection nor may collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this subsection.

9.2 Notices. Except as otherwise provided in Section 2, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) on a Business Day between the hours of 8:30 A.M. and 5:00 P.M. (Detroit, Michigan time) or on the following Business Day (if sent after 5:00 P.M. Detroit, Michigan time) to the number set out herein, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by first-class mail, postage prepaid, in each case, addressed as follows (or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Note):

The Credit Parties:	Newcor, Inc.
4850 Coolidge, Suite 100 Royal Oak, Michigan 48073 Attention: James J. Connor

with a copy to:	Thompson Coburn LLP
One U.S. Bank Plaza St. Louis, Missouri 63101 Attention: Mark L. Kaltenrieder, Esq.

Lender:	National City Bank of Michigan/Illinois
101 Main Street, Suite 200 Rochester, Michigan 48307 Attention: Mr. Steven E. Dicker

with a copy to:	Howard & Howard Attorneys, P.C.
The Phoenix Building 222 North Washington Square Lansing, Michigan 48933 Attention: Robert D. Mollhagen, Esq.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Note and the making of the Loans, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Note have been paid in full.

9.5 Payment of Expenses and Taxes. Borrower agrees (a) to pay or reimburse Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, the Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to Lender, (b) to pay out-of-pocket expenses, including attorneys’ fees, incurred by a Lender in connection with the negotiation, preparation and execution of the Credit Documents, and reasonable expenses, including reasonable attorneys’ fees, in connection with any future amendments or modifications hereto, (c) to pay or reimburse Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and any other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to Lender (including reasonable allocated costs of in-house legal counsel), (d) on demand, to pay, indemnify, and hold Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (e) to pay, indemnify, and hold Lender and its affiliates, officers, directors, shareholders, employees and agents harmless from and against, any and all other claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which Lender may incur or be subject to, directly or indirectly, with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Credit Parties shall not have any obligation hereunder to Lender with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of Lender, or (ii) the violation by Lender of an express provision of the Credit Documents, if so determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 9.5 shall survive repayment of the Loans, Note and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations.

(a) This Credit Agreement shall be binding upon and inure to the benefit of the Credit Parties, Lender, all future holders of the Note and their respective successors and assigns, except that the Credit Parties may not assign or transfer any of their rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of Lender and Lender may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of the Credit Parties, except as otherwise permitted by this Section 9.6.

(b) Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law and, so long as no Event of Default has occurred and is continuing, with the consent of Borrower (which consent shall not be unreasonably withheld), at any time sell to one or more banks or other entities participating interests in any Loan, any Note, any Commitment, or any other interest hereunder.

(c) Nothing herein shall prohibit Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

9.7 Set-off. In addition to any rights and remedies of Lender provided by law (including, without limitation, other rights of setoff), Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any affiliate, branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Credit Parties to Lender hereunder and claims of every nature and description of Lender against the Credit Parties, in any currency, whether arising hereunder, under the Note or under any documents contemplated by or referred to herein or therein, as Lender may elect, whether or not Lender has made any demand for payment. The aforesaid right of setoff may be exercised by Lender against the Credit Parties or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against any Credit Party or any such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by Lender prior to the occurrence of any Event of Default. Lender agrees promptly to notify Borrower after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Confidentiality. Lender shall hold in confidence any material nonpublic information delivered or made available to it by the Credit Parties. Notwithstanding the foregoing, nothing herein shall prevent Lender from disclosing any information delivered or made available to it by the Credit Parties (a) to such Lender’s affiliates, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which has been publicly disclosed other than as a result of a disclosure by Lender which is not permitted by this Agreement, (e) to the extent reasonably required in connection with any litigation to which Lender, or any of its respective affiliates may be a party, along with any Credit Party or any of their respective Affiliates, (f) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement, and (g) to Lender’s legal counsel and financial consultants and independent auditors.

9.9 Table of Contents and Section Headings. The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

9.10 Counterparts. This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with Borrower and Lender.

9.11 Severability. Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12 Integration. This Credit Agreement, the Note and the other Credit Documents represent the agreement of Borrower and Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Credit Parties or Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Note.

9.13 Governing Law. This Credit Agreement and the Note and the rights and obligations of the parties under this Credit Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Michigan without giving effect to its conflicts of law provisions.

9.14 Consent to Jurisdiction and Venue. All judicial proceedings brought against any Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents shall be brought in a Michigan court in Oakland County or the United States District Court for the Eastern District of Michigan, and, by execution and delivery of this Credit Agreement, Borrower and each of the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. Each of the Credit Parties and Lender irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.

Nothing herein shall limit the right of any Lender to bring proceedings against any Credit Party in the court of any other jurisdiction.

9.15 Acknowledgments. Each of the Credit Parties hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) Lender does not have any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Credit Agreement and the relationship between Lender, on one hand, and the Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among Lender or among the Credit Parties and Lender.

9.16 Waivers of Jury Trial. EACH OF THE CREDIT PARTIES AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17 Limitation of Liability. EACH OF THE CREDIT PARTIES AND LENDER HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE OTHER PARTY ANY EXEMPLARY OR PUNITIVE DAMAGES AND, IN THE CASE OF DAMAGES ARISING FROM THE ISSUANCE OR FAILURE TO ISSUE ANY LETTER OF CREDIT OR THE HONORING OR FAILURE TO HONOR ANY DRAFT PRESENTED UNDER ANY LETTER OF CREDIT, ANY CONSEQUENTIAL DAMAGES.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

[SIGNATURES ON FOLLOWING PAGE]

BORROWER:		LENDER:

NEWCOR, INC., a Delaware corporation		NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, Individually and as Agent for NATIONAL CITY BANK, a national banking association

By:	/s/ JAMES J. CONNOR	By:	/s/ STEVEN E. DICKER

	James J. Connor		Steven E. Dicker
Its:	President	Its:	Vice President

GUARANTORS (Operating):		GUARANTORS (Non-Operating):

DECO ENGINEERING, INC. a Michigan corporation		CORUNNA REALTY CORP., a Michigan corporation

By:	/s/ JAMES J. CONNOR	By:	/s/ JAMES J. CONNOR

	James J. Connor		James J. Connor
Its:	President	Its:	President

ROCHESTER GEAR, INC., a Michigan corporation		WALKERTON REALTY CORP., an Indiana corporation

By:	/s/ JAMES J. CONNOR	By:	/s/ JAMES J. CONNOR

	James J. Connor		James J. Connor
Its:	President	Its:	President

PLASTRONICS PLUS, INC., a Wisconsin corporation		BLACKHAWK REALTY CORP., an Iowa corporation

By:	/s/ JAMES J. CONNOR	By:	/s/ JAMES J. CONNOR

	James J. Connor		James J. Connor
Its:	President	Its:	President

BLACKHAWK ENGINEERING, INC., an Iowa corporation		CLIFFORD REALTY CORP., a Michigan corporation

By:	/s/ JAMES J. CONNOR	By:	/s/ JAMES J. CONNOR

	James J. Connor		James J. Connor
Its:	President	Its:	President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

GUARANTORS (Operating) (con’t):		GUARANTORS (Non-Operating) (con’t):

MACHINE TOOL & GEAR, INC., a Michigan corporation		BAY CITY REAL ESTATE CORP., a Michigan corporation

By:	/s/ JAMES J. CONNOR	By:	/s/ JAMES J. CONNOR

	James J. Connor		James J. Connor
Its:	President	Its:	President

BORAMCO, INC., an Indiana corporation		EAST TROY REALTY CORP., a Wisconsin corporation

By:	/s/ JAMES J. CONNOR	By:	/s/ JAMES J. CONNOR

	James J. Connor		James J. Connor
Its:	President	Its:	President

NEWCOR FOREIGN SALES, INC., a U.S. Virgin Islands corporation

By:	/s/ JAMES J. CONNOR

James J. Connor
Its:	President